UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – January 12, 2016

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-14569 (Commission File Number)	76-0582150 (IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                        Entry into a Material Definitive Agreement

Series A Preferred Unit Purchase Agreement

On January 12, 2016, Plains All American Pipeline (the “Partnership”) entered into a Series A Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with the purchasers party thereto (collectively and as identified below, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) an aggregate of 55.6 million Series A Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) for a cash purchase price of $26.25 per Preferred Unit (the “Issue Price”), resulting in total net proceeds to the Partnership, after deducting offering expenses and including the general partner’s proportionate 2% equity contribution, of approximately $1.5 billion. The Purchasers include affiliates of EnCap Investments, L.P., EnCap Flatrock Midstream, The Energy Minerals Group (“EMG”), Kayne Anderson Capital Advisors, L.P. (“KACALP”) and First Reserve Advisors, L.L.C., in addition to Massachusetts Mutual Life Insurance Company and Kaiser Foundation Hospitals. The closing of the Private Placement (the “Closing”) is expected to occur on January 28, 2016, and is not subject to any material closing conditions. Proceeds from the Private Placement will be used for capital expenditures, repayment of debt and general partnership purposes.

In connection with the Private Placement, the Partnership’s general partner agreed to modify its incentive distribution rights (“IDRs”) such that when the Preferred Units convert into common units representing limited partner interests of the Partnership (“Common Units”), the IDRs associated with the resulting Common Units will only participate in distribution growth above the Partnership’s current distribution level of $2.80 per converted Common Unit. Assuming all Preferred Units convert into Common Units, the modification represents a permanent IDR reduction of approximately $90 million per year.

Set forth below is a summary of the material terms and conditions of the Unit Purchase Agreement and the Preferred Units.

Pursuant to the Unit Purchase Agreement, in connection with the Closing, Plains All American GP LLC (“GP LLC”), the general partner of Plains AAP, L.P., the sole member of PAA GP LLC, the general partner of the Partnership, will execute a Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Preferred Units.  The Preferred Units are a new class of equity security that will rank senior to all classes or series of equity securities of the Partnership with respect to distribution rights and rights upon liquidation. The holders of Preferred Units will receive quarterly distributions, subject to customary anti-dilution adjustments, equal to an annual rate of 8% of the Issue Price ($2.10 per unit annualized).  With respect to any quarter ending on or prior to December 31, 2017 (the “Initial Distribution Period”), the Partnership may elect to pay distributions on Preferred Units in additional Preferred Units, in cash or a combination of additional Preferred Units and cash.  With respect to any quarter ending after the Initial Distribution Period, the Partnership must pay distributions on Preferred Units in cash.  For a period of 30 days following (a) the fifth anniversary of the issue date of the Preferred Units and (b) each subsequent anniversary of the issue date, the holders of Preferred Units, acting by majority vote, may make a one-time election to reset the Preferred Unit distribution rate to equal the then applicable rate of ten-year U.S. Treasury Securities plus 5.85% (the “Distribution Rate Reset”).  If the holders of Preferred Units have exercised the Distribution Rate Reset, then, at any time following 30 days after the sixth anniversary of the issue date of the Preferred Units, the Partnership may redeem all or any portion of the outstanding Preferred Units in exchange for cash, Common Units (valued at 95% of the volume-weighted average price of the Common Units for the 30 trading day period ending on the fifth trading day immediately prior to the date of such redemption) or a combination of cash and Common Units at a redemption price equal to 110% of the Issue Price, plus any accrued and unpaid distributions.

The Purchasers may convert their Preferred Units, generally on a one-for-one basis and subject to customary anti-dilution adjustments, at any time after the second anniversary of the issuance date (or prior to a liquidation), in whole or in part, so long as any partial conversion is not for less than $100,000,000 (calculated based on the closing price of Common Units on the trading day immediately prior to the notice of conversion) or such lesser amount, if such conversion relates to all of a holder’s remaining Preferred Units.  The Partnership may convert the Preferred Units at any time (but not more often than once per quarter) after the third anniversary of the issuance date, in whole or in part, if the closing price of the Common Units is greater than 150% of the Issue Price for the preceding 20 trading days, so long as any partial conversion is not for less than $500,000,000 (calculated based on the closing trading price of Common Units on the trading day immediately prior to the notice of conversion) or such lesser amount, if such conversion relates to all of the then outstanding Preferred Units.  The Preferred Units will vote on an as-converted basis with the Common Units and will have certain other class voting rights with respect to any amendment to the Amended and Restated Partnership Agreement that would adversely affect any rights, preferences or privileges of the Preferred Units.

In addition, upon certain events involving a change of control, each holder of Preferred Units may elect to (a) convert its Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but its Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or convert into Common Units based on a specified formula, if the Partnership is unable to cause such substantially equivalent securities to be issued), (c) if the Partnership is the surviving entity, continue to hold the Preferred Units or (d) require the Partnership to redeem the Preferred Units at a price per Preferred Unit equal to 101% of the Issue Price, plus accrued and unpaid distributions.

Prior to the first anniversary of the Closing, no Purchaser may transfer any Preferred Units without the prior written consent of the Partnership. After the first anniversary of the Closing, the Purchasers or other holders of Preferred Units may transfer such Preferred Units in an amount not less than $50 million (or such lesser amount as the Purchaser holds).  Prior to the second anniversary of the Closing, holders of Preferred Units and their affiliates are prohibited from directly or indirectly engaging in any short sales or other hedging transactions involving the Common Units underlying such holder’s Preferred Units.

In connection with the Closing, the Partnership has agreed to pay to the Purchasers a transaction fee equal to 2% of the aggregate purchase price. The Unit Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers substantially consistent with those agreed upon in connection with previous equity offerings by the Partnership, and the parties have agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants. The Unit Purchase Agreement also provides for an expense reimbursement of up to $250,000 in connection with certain fees of advisors of the Purchasers.

The Partnership also agreed to enter into a Registration Rights Agreement with the Purchasers at the Closing, pursuant to which, among other things, the Partnership will give the Purchasers certain rights to require the Partnership to file and maintain a registration statement with respect to the resale of the Common Units that are issuable upon conversion of the Preferred Units.  In addition, at the Closing, Plains GP Holdings, L.P., the sole member of GP LLC, will execute an amendment to the Limited Liability Company Agreement of GP LLC, the entity at which the Board of Directors responsible for governance of the Partnership resides, pursuant to which, if the Partnership fails to make three distributions on the Preferred Units (whether or not consecutive), the holders of Preferred Units will have a right to appoint a new member of the Board of Directors of GP LLC to serve until such time as all accrued and unpaid distributions on the Preferred Units are paid in full. Three of GP LLC’s current directors, Gary Petersen, John Raymond and Bob Sinnott, are affiliated with certain of the Purchasers. In addition, KACALP and certain of its affiliates and an affiliate of EMG hold significant ownership interests in the Partnership’s general partner.

ITEM 3.02                        Unregistered Sales of Equity Securities

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.  The Private Placement of the Preferred Units pursuant to the Unit Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

ITEM 7.01                        Regulation FD Disclosure

On January 12, 2016, the Partnership issued a press release announcing the execution of the Unit Purchase Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ITEM 9.01.                               Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release dated January 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: January 19, 2016	By:	PAA GP LLC, its general partner

	By:	Plains AAP, L.P., its sole member

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Richard McGee
		Name:	Richard McGee
		Title:	Executive Vice President

INDEX TO EXHIBITS

Exhibit
No.	Description
99.1	Press release dated January 12, 2016.